Saga Communications, Inc. Announces that the Company Will Begin Trading on the Nasdaq Global Market

GROSSE POINTE FARMS, Mich., Aug. 1, 2018 /PRNewswire/ -- Saga Communications, Inc. (NYSE American: SGA) announced today that the Company has been approved for listing on the Nasdaq Global Market under the symbol "SGA". Trading on the Nasdaq Global Market is expected to commence on August 16, 2018. The Company's stock is expected to continue to trade on the NYSE American until the market closes on August 15, 2018.

Ed Christian, President and Chief Executive Officer, said, "We are pleased to announce our listing on the Nasdaq Global Market. We believe the move to Nasdaq will improve the visibility of our stock, enhance trading liquidity in our shares, and provide us with greater exposure to institutional investors."

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as "believes," "expects," "anticipates," "guidance" and similar expressions are intended to identify forward-looking statements. Key risks, including risks associated with Saga's ability to effectively integrate the stations it acquires and the impact of federal regulation on Saga's business, are described in the reports Saga periodically files with the U.S. Securities and Exchange Commission, including Item 1A of our Annual Report on Form 10-K. Readers should note that these statements may be impacted by several factors, including national and local economic changes and changes in the radio and television broadcast industry in general, as well as Saga's actual performance. Results may vary from those stated herein and Saga undertakes no obligation to update the information contained here.

Saga is a broadcasting company whose business is devoted to acquiring, developing and operating broadcast properties. Saga owns or operates broadcast properties in 26 markets, including 75 FM and 33 AM radio stations and 64 metro signals. For additional information, contact us at (313) 886-7070 or visit our website at www.sagacom.com.

CONTACT: Samuel D. Bush, 313/886-7070